EXHIBIT 2

Transaction	Number of Shares	Average Price
Date	Purchased or (Sold)	Per Share
28-Mar-06	500	$ 1.0900
29-Mar-06	10,200	$ 1.3000
30-Mar-06	21,300	$ 1.2512
31-Mar-06	42,700	$ 1.2766
3-Apr-06	1,500	$ 1.2900
6-Apr-06	200,000	$ 2.2125